Exhibit 4.5.3

AMENDMENT

TO

COMMERCIAL SECURITY AGREEMENT

THIS AMENDMENT TO COMMERCIAL SECURITY AGREEMENT, dated as of March 31, 2009 (this “Amendment”), is entered into as of July 20, 2009 by and between UNION STATE BANK OF EVEREST DBA BANK OF ATCHISON USB, as Bank (the “Bank”) and MGP INGREDIENTS, INC. a Kansas corporation (the “Borrower”).

RECITALS

A.           The Borrower and the Bank have entered into that certain Commercial Security Agreement dated as of March 31, 2009 (as amended or otherwise modified, the “Security Agreement”).

B.           The Borrower and the Bank desire to amend the Security Agreement to clarify the collateral description.

C.           Subject to the representations and warranties of the Borrower and upon the terms and conditions set forth in this Amendment, the Bank is willing to grant such amendment as more fully set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Borrower and the Bank hereby agree as follows:

SECTION 1.         DEFINED TERMS.  Capitalized terms used herein but not otherwise defined herein shall have the meaning assigned to such terms in the Security Agreement.

SECTION 2.         AMENDMENTS.

2.1          The Property Description of the Property subject to the security interest of the Bank under the Security Agreement is amended and restated to read as follows:

The Property consists of the following:

(1) All equipment, machinery, furniture and fixtures and parts accessories located in the Flour Mill at 1100 Main Street, Atchison Kansas (which real property is legally described in Schedule B hereto) and the Manufacturing building at 210 S. Leonard Street, Onaga, Kansas (which real property is legally described in Schedule B hereto), whether now owned or existing or hereafter acquired or arising, including the property listed in Schedule A hereto, and all repairs, replacements, substitutions and improvements of and to such property and all proceeds of the forgoing.  (2) Real estate mortgage covering all of MGP’s rights, title and interest in and to all of the real property, improvements and fixtures and all proceeds of the foregoing, whether now owned or existing or hereafter acquired or arising, located at the locations above specified. (3)  All fixtures and goods that are to become fixtures on the real property at the locations above.

SECTION 3.         LIMITATIONS ON AMENDMENTS.

3.1          The amendment set forth in Sections 2 above is effective for the purposes set forth herein and will be limited precisely as written and will not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of the Security Agreement, (b) otherwise prejudice any right or remedy which the Bank may now have or may have in the future under or in connection with the Security Agreement or (c) be a consent to any future amendment, waiver or modification of any other term or condition of the Security Agreement.

SECTION 4.         REPRESENTATIONS AND WARRANTIES.  In order to induce the Bank to enter into this Amendment, the Borrower represents and warrant to the Bank as follows:

4.1          Immediately after giving effect to this Amendment, no Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Amendment; and

4.2          The execution, delivery and performance by the Borrower of this Amendment are within the Borrower’s powers, have been duly authorized by all necessary action.

SECTION 5.         EXPENSES.  The Borrower agrees to pay to the Bank upon demand, the amount of any and all out-of-pocket expenses, including the reasonable fees and expenses of its counsel, which the Bank may incur in connection with the preparation, documentation, and negotiation of this Amendment and all related documents.

SECTION 6.         EFFECTIVENESS.  This Amendment will become effective as of the date hereof upon the execution and delivery of this Amendment, whether the same or different copies, by the Borrower and Bank .

SECTION 7.         COUNTERPARTS.  This Amendment may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument.  All counterparts will be deemed an original of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

BORROWER:	MGP INGREDIENTS, INC., a Kansas corporation

	By:	/s/ Timothy W. Newkirk
Name: Timothy W. Newkirk
Title: President & CEO

BANK:	UNION STATE BANK OF EVEREST DBA BANK OF ATCHISON USB

	By:	/s/ Steven J. Handke
Name: Steven J. Handke
Title: President, CEO